Exhibit 99.1

Marathon Oil Corporation Reports Second Quarter 2011 Results

HOUSTON, Aug. 2, 2011 – Marathon Oil Corporation (NYSE:MRO) today reported second quarter 2011 net income of $996 million, or $1.39 per diluted share. Net income in the second quarter of 2010 was $709 million, or $1.00 per diluted share. On June 30, 2011, Marathon Oil completed the spin-off of its Refining, Marketing and Transportation business, now reported as discontinued operations and excluded from segment income; as a result, income from continuing operations will be best suited for comparison. For the second quarter of 2011, adjusted income from continuing operations was $689 million, or $0.96 per diluted share, compared to adjusted income from continuing operations of $440 million, or $0.62 per diluted share, for the second quarter 2010.

	Three Months Ended
	June 30,
(In millions, except per diluted share data)	2011	2010

Adjusted income from continuing operations(a)	$689	$440
Adjustments for special items (net income of taxes):
Gain on dispositions	24	-
Impairments	(195)	(9)
Loss on early extinguishment of debt	-	(57)
Deferred income tax items	(50)	-
Water abatement - Oil Sands	(48)	-
Tax effect of subsidiary restructuring	(122)	-
Income from continuing operations	298	374
Discontinued operations(b)	698	335
Net income	$996	$709
Adjusted income from continuing operations – per diluted share	$0.96	$0.62
Income from continuing operations– per diluted share	$0.42	$0.53
Discontinued operations– per diluted share(b)	$0.97	$0.47
Net Income – per diluted share	$1.39	$1.00
Revenues and other income	$3,865	$2,903
Weighted average shares – diluted	717	712
(a)
Adjusted income from continuing operations is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of adjusted income from continuing items.

(b)	The spin-off of Marathon’s downstream business was completed on June 30, 2011, and all comparative periods have been recast to reflect the downstream business as discontinued operations.

“In the second quarter we successfully completed the spin-off of our downstream business and announced the pending $3.5 billion acquisition of assets in the Eagle Ford shale in Texas,” said Clarence P. Cazalot Jr., Marathon Oil’s chairman, president and CEO. “Our second quarter financial results, while solid, were negatively impacted by unplanned downtime at key international operations which held our second quarter production to the lower end of guidance. These operations are all back operating at or above expected capacity.

“Importantly, our production forecast and capital expenditure guidance for 2011, excluding acquisitions, remain unchanged. Going forward, we are confident that we have the foundation in place to deliver 5 to 7 percent compound average production growth during the period 2010 – 2016. This strong growth profile is underpinned by our pending top-five acreage position in the core, liquids-rich area of the Eagle Ford, as well as solid positions across the Bakken, Anadarko Woodford and Niobrara liquids-rich resource plays.

“In the Bakken alone we have increased our production growth target and now expect to average 33,000 net barrels of oil equivalent per day (boepd) by 2016. With our plans to significantly increase rig activity to more than 40 rigs over the next 18 months, we see approximately 175,000 boepd of net production across our substantial North America unconventional portfolio by 2016. Additionally, we expect our strong base assets to deliver the cash flow and earnings to fund this growth while we continue to maintain a solid balance sheet and competitive dividend,” Cazalot said.

Segment Results
Total segment income was $713 million in the second quarter of 2011, compared to $396 million from continuing operations in the second quarter of 2010.

	Three Months Ended
	June 30,
(In millions)	2011	2010
Segment Income (Loss)
Exploration and Production
United States	$126	$25
International	475	407
Total E&P	601	432
Oil Sands Mining	69	(60)
Integrated Gas	43	24
Segment Income(a)	$713	$396
(a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
Exploration and Production (E&P) segment income totaled $601 million in the second quarter of 2011, compared to $432 million in the year-ago quarter. The increase was primarily the result of higher liquid hydrocarbon price realizations, partially offset by decreased sales volumes in Libya and Europe and increased depreciation, depletion and amortization (DD&A). Excluding Libya, Marathon Oil was underlifted by 333,000 barrels of oil equivalent (boe) in the second quarter compared to a 1,217,000 boe overlift in the same quarter last year. There was minimal derivatives impact in the second quarter of 2011, while a pre-tax gain of $29 million was included in results for the second quarter of 2010.

E&P production available for sale for the second quarter of 2011 averaged 341,000 boepd, of which 59 percent was liquid hydrocarbons (202,000 barrels per day) and 41 percent was natural gas (833 million cubic feet per day of natural gas). Production was at the low end of guidance largely because of unplanned downtime in Norway, where the Alvheim floating production, storage and offloading (FPSO) vessel was off-line for 13 days to ensure the safe operation of the fire protection system, and to a lesser extent in Equatorial Guinea. Second quarter 2010 production available for sale was 328,000 boepd (excluding 47,000 boepd from Libya).

Marathon Oil estimates third quarter E&P production available for sale will be between 330,000 and 350,000 boepd, which reflects planned maintenance activities in both operated and non-operated assets in the U.K., and includes potential hurricane effects in the Gulf of Mexico. While the mid-point remains unchanged, the range of anticipated full-year E&P production available for sale has been narrowed to between 350,000 and 360,000 boepd, which includes an average 7,000 boepd from Libya. For the E&P segment, Marathon Oil anticipates producing on average 360,000 – 380,000 boepd in 2012, which, due to the uncertain timing of a restart to production from the Company’s Libya assets, excludes any Libya production, and excludes the effect of acquisitions or dispositions not previously announced.

E&P sales volumes during the second quarter of 2011 averaged 337,000 boepd, compared to sales volumes of 342,000 boepd (excluding 44,000 boepd from Libya) for the same period in 2010. The slightly lower sales volumes were primarily the result of the timing of liftings from the U.K. and the previously discussed international downtime.

United States E&P reported income of $126 million for the second quarter of 2011, compared to $25 million in the second quarter of 2010. The increase was the result of higher liquid hydrocarbon realizations and sales volumes in the Gulf of Mexico, partly offset by increased DD&A.

International E&P income was $475 million in the second quarter of 2011, compared to $407 million in the second quarter of 2010. The increase reflects the impact of higher liquid hydrocarbon realizations, partially offset by lower sales volumes in Libya, the U.K. and Norway.

Exploration expenses were $145 million for the second quarter of 2011, including $62 million of dry well costs, compared to $125 million in the second quarter of 2010, which included $57 million in dry wells. Dry well costs during the second quarter of 2011 included $38 million related to the Earb exploration well in the Norwegian North Sea, and $22 million incurred subsequent to the first quarter of 2011 related to the Romeo well in the Pasangkayu block offshore Indonesia.

	Three Months Ended
	June 30,
	2011	2010
Key E&P Statistics
Net Sales
United States – Liquids (mbpd)	72	57
United States – Natural Gas (mmcfd)	315	334
International – Liquids (mbpd)	126	189
International – Natural Gas (mmcfd)	516	506
Worldwide Net Sales (mboepd)	337	386

EAGLE FORD: On Marathon Oil’s existing acreage, four wells have been drilled and are being tested. During the second quarter, Marathon Oil announced an agreement to acquire Eagle Ford shale assets in south Texas for $3.5 billion, subject to closing adjustments. The transaction is expected to close Nov. 1 with an effective date of May 1. Including this transaction, Marathon Oil’s 2011 exit rate from the Eagle Ford is expected to exceed 13,000 net boepd.

BAKKEN: Marathon Oil has seven rigs currently operating in the Bakken in North Dakota, with current production of 16,000 net boepd. Production is expected to increase substantially in the second half of the year as the Company adds a second crew for hydraulic fracturing activities. The Company has 28 gross operated wells awaiting stimulation and plans to fracture stimulate 50 total wells before the end of the year. The Company now expects to exit 2011 with production at approximately 20,000 net boepd, and to reach 33,000 net boepd by 2016.

ANADARKO WOODFORD: Marathon Oil has ramped up to five rigs currently drilling in the Anadarko Woodford in Oklahoma, and expects to have eight rigs operating by the end of the year. The Company is currently producing less than 2,000 net boepd and plans to end the year with production of approximately 5,000 net boepd.

OTHER NORTH AMERICA ONSHORE: In the Niobrara Shale play within the DJ Basin of southeast Wyoming and northern Colorado, results have been positive from two vertical wells drilled. The Company spud its first horizontal exploration well in early July, and expects to add a second rig by September 2011. Marathon Oil continues to acquire seismic data and plans to drill eight to twelve gross wells by year end. The Company also progressed concept selection in its Birchwood in situ project in Alberta, Canada, and anticipates reaching a final investment decision on the first stage of the project in 2012.

GULF OF MEXICO: Marathon Oil has submitted plans to resume drilling on the Innsbruck prospect (Mississippi Canyon Block 993, 85 percent working interest and operator) and is awaiting regulatory approval. In accordance with the federal government’s drilling moratorium, drilling on the Innsbruck prospect was suspended in the second quarter of 2010 at a depth of 19,800 feet as compared to a proposed total depth of 29,500 feet. Additionally, due to operator issues at the non-operated host platform, first production from Ozona (Garden Banks block 515) has been delayed until year end. Marathon Oil is completing the well as a single zone oil producer, and expects a 2012 production rate of more than 9,000 net boepd, of which approximately 80 percent is oil. Overall reserve estimates and project costs have remained consistent since project sanctioning. Marathon Oil holds a 68 percent working interest in the Ozona Field, and serves as operator.

POLAND: In late July, Marathon Oil closed a transaction in which Mitsui & Co. acquired a 9 percent working interest in 10 of Marathon Oil’s shale gas concessions in Poland. This transaction provides further financial risk mitigation and aligns the Company with another strong partner as Marathon Oil, Mitsui and Nexen prepare to explore and evaluate the full potential of these concessions. Marathon Oil holds a 51 percent working interest in these 10 concessions and serves as operator. The Company plans to spud two wells in the country in 2011.

IRAQI KURDISTAN REGION: Marathon Oil participated in its second discovery in the Iraqi Kurdistan Region during the second quarter. The Swara Tika-1 discovery on the Sarsang block was drilled to a total depth of approximately 12,500 feet and encountered 1,500 feet of gross oil column. Flow rates were established from three zones totaling more than 7,000 barrels of light oil per day (bopd) with associated gas. The flow rates were limited by tubing sizes and testing equipment. Marathon Oil holds a 25 percent working interest in the Sarsang block.

Oil Sands Mining
The Oil Sands Mining (OSM) segment reported income of $69 million for the second quarter of 2011, compared to a loss of $60 million in the second quarter of 2010. A pre-tax gain of $53 million on derivatives was included in results for the second quarter of 2010, but there were no derivative impacts in the second quarter of 2011. The increase in segment income was primarily the result of higher synthetic crude oil sales volumes and higher price realizations as compared to the same quarter last year. Current operating expense per synthetic barrel (before royalties) is $46, compared to $54 in the first quarter of 2011, with the partners continuing to focus on reducing the per barrel cost as production increases for this very long-life asset.

The Jackpine Mine commenced a phased start-up in the third quarter of 2010, and the expanded Scotford upgrader came on line in the second quarter of 2011, increasing overall production. Marathon Oil’s second quarter 2011 net synthetic crude production (upgraded bitumen excluding blendstocks) from the Athabasca Oil Sands Project (AOSP) mining operation was 37,000 barrels per day (bpd). This compares to the same period in 2010 when the AOSP produced 15,000 bpd. The Scotford upgrader achieved full capacity in June. Marathon Oil holds a 20 percent working interest in the AOSP.

	Three Months Ended
	June 30,
	2011	2010
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbpd)(a)	41	20
Synthetic Crude Oil Average Realization (per bbl)(b)	$100.68	$65.11

(a)	Includes blendstocks.
(b)	Excludes gains and losses on derivative instruments.

Marathon Oil expects third quarter net synthetic crude production will be between 40,000 and 45,000 bpd, with anticipated full-year 2011 net synthetic crude production unchanged at between 39,000 and 45,000 bpd. Marathon Oil anticipates producing on average 40,000 to 50,000 bpd of synthetic crude in 2012. Reliable operating performance by the operator is critical to achieving these targets.

In the second quarter of 2011, as a result of life extension for the Greater Jackpine Area, and in accordance with the terms of the original 1999 AOSP Joint Venture Agreement, Shell transferred to Marathon Oil a 20 percent ownership of the portion of Lease 13 known as the Greater Jackpine Area. Marathon Oil has increased net proved developed reserves by approximately 54 million barrels.

Integrated Gas
Integrated Gas segment income was $43 million in the second quarter of 2011, compared to $24 million in the second quarter of 2010. While segment income continued to be affected by weak Henry Hub gas prices, the increase was primarily related to higher volumes. The liquefied natural gas (LNG) facility in Equatorial Guinea had operational availability of 95 percent for the second quarter, which included the impact of a scheduled turnaround.

	Three Months Ended
	June 30,
	2011	2010

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,614	6,556
Methanol	1,243	1,135

Special Items/Corporate
During the second quarter of 2011, Marathon Oil assigned an undivided 30 percent working interest in 180,000 acres in the Niobrara Shale play, located in southeast Wyoming and northern Colorado, to another company for $270 million, recording a gain of $24 million net of tax ($39 million pretax).

In May 2011, significant water production increases and reservoir pressure declines occurred at the Droshky development. Plans for a waterflood have been cancelled and the field will be produced to abandonment pressures, expected in the first half of 2012. Consequently, 3.4 million boe of proved reserves were written off and a $178 million net of tax ($273 million pretax) long-lived asset impairment was recorded in the second quarter of 2011.

Marathon Oil’s outlook for future U.S. LNG imports makes it unlikely that sufficient  U.S. demand for LNG will materialize by 2021, when the rights lapse under arrangements at the Elba Island, Georgia, LNG regasification facility. As a result, Marathon Oil recorded a special item of $17 million net of tax ($25 million pretax) for the full impairment of this intangible asset in the second quarter of 2011.

During the second quarter, the AOSP operator determined the need for and developed preliminary plans to address water flow into a previously mined and contained section of the Muskeg River mine. Estimated costs of $48 million net of tax ($64 million pretax) net to Marathon Oil have been recorded in the second quarter of 2011.

Related to activity of the Company’s former downstream business, which is now included in discontinued operations, income tax expense increased due to the impact of state tax law changes and state valuation allowance adjustments. Net of federal tax, $50 million was recorded in the second quarter of 2011.

Related to the tax effect of restructuring international subsidiaries, Marathon Oil recorded a one-time non-cash tax expense of $122 million in the second quarter of 2011.

Marathon Oil’s 2011 capital, investment and exploration budget remains unchanged and is expected to be $3.9 billion, excluding discontinued operations, asset acquisitions and associated development capital. This includes approximately $3.4 billion for worldwide E&P, approximately $300 million for Oil Sands Mining, and approximately $200 million for the corporate budget including capitalized interest. Asset acquisitions announced to date, along with associated 2011 development capital, are expected to be approximately $4 billion.

The Company will conduct a conference call and webcast today, Aug. 2, at 2:30 p.m. EDT, during which it will discuss second quarter results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Aug. 16. Quarterly financial and operational information is also provided on Marathon Oil’s website at http://ir.marathonoil.com in the Quarterly Investor Packet.

# # #

In addition to income from continuing operations determined in accordance with generally accepted accounting principles, Marathon Oil has provided supplementally “adjusted income from continuing operations,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. A reconciliation between GAAP income from continuing operations and “adjusted income from continuing operations” is provided in a table on page 1 of this release.  “Income from continuing operations adjusted for special items” should not be considered a substitute for income from continuing operations as reported in accordance with GAAP.  Management, as well as certain investors, uses “adjusted income from continuing operations” to evaluate Marathon Oil's financial performance between periods. Management also uses “adjusted income from continuing operations” to compare Marathon Oil's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, the acquisition of assets in the Eagle Ford Shale formation, expectations of future production growth, growth of reserves, and expected capital, investment and exploration spending. The capital, investment and exploration spending budget is based on current expectations, estimates and projections and is not a guarantee of future performance. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, and expectations of future production growth include pricing, supply and demand for crude oil, natural gas and petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The forward-looking information related growth of reserves is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The completion of the acquisition of additional acreage in the Eagle Ford Shale formation is subject to customary closing condition. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2011	2010	2011	2010
Revenues and other income:

Sales and other operating revenues	$3,680	$2,793	$7,336	$5,448
Sales to related parties	14	14	29	26
Income from equity method investments	120	83	237	168
Net gain on disposal of assets	45	10	50	822
Other income	6	3	22	28
Total revenues and other income	3,865	2,903	7,674	6,492

Cost of revenues (excludes items below)	1,667	1,230	3,071	2,277
Purchases from related parties	71	35	127	75
Depreciation, depletion and amortization	564	416	1,199	846
Impairments	307	5	307	439
Selling, general and administrative expenses	130	118	267	220
Other taxes	53	52	111	101
Exploration expenses	145	125	375	223
Total costs and expenses	2,937	1,981	5,457	4,181

Income from operations	928	922	2,217	2,311

Net interest and other	(13)	(15)	(32)	(37)
Loss on early extinguishment of debt	-	(92)	(279)	(92)
Income from continuing operations before income taxes	915	815	1,906	2,182
Provision for income taxes	617	441	1,153	1,191
Income from continuing operations	298	374	753	991
Discontinued operations	698	335	1,239	175
Net income	$996	$709	$1,992	$1,166

Per Share Data

Basic:
Continuing operations	$0.42	$0.53	$1.06	$1.39
Discontinued operations	$0.98	$0.47	$1.74	$0.25
Net income	$1.40	$1.00	$2.80	$1.64

Diluted:
Continuing operations	$0.42	$0.53	$1.05	$1.39
Discontinued operations	$0.97	$0.47	$1.73	$0.25
Net income	$1.39	$1.00	$2.78	$1.64

Weighted Average Shares:
Basic	713	710	712	709
Diluted	717	712	716	711

Preliminary Supplemental Statistics (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions, except as noted)	2011	2010	2011	2010

Segment Income (Loss)
Exploration and Production
United States	$126	$25	$157	$134
International	475	407	1,112	800
E&P segment	601	432	1,269	934
Oil Sands Mining	69	(60)	101	(77)
Integrated Gas	43	24	103	68
Segment income	$713	$396	$1,473	$925
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(21)	7	(136)	(80)
Foreign currency remeasurement of income taxes	(3)	37	(17)	70
Gain on dispositions	24	-	24	449
Impairments	(195)	(9)	(195)	(271)
Water abatement - Oil Sands	(48)		(48)	-
Loss on early extinguishment of debt	-	(57)	(176)	(57)
Deferred income tax items	(50)	-	(50)	(45)
Tax effect of subsidiary restructuring	(122)	-	(122)	-
Income from continuing operations	298	374	753	991
Discontinued operations (a)	698	335	1,239	175
Net income	$996	$709	$1,992	$1,166
Capital Expenditures(b)
Exploration and Production
United States	$556	$412	$905	$870
International	193	173	512	318
E&P segment	749	585	1,417	1,188
Oil Sands Mining	80	243	200	508
Integrated Gas	-	-	1	1
Corporate	24	14	30	14
Total	$853	$842	$1,648	$1,711
Exploration Expenses
United States	$54	$112	$204	$158
International	91	13	171	65
Total	$145	$125	$375	$223

(a)	The spin-off of Marathon’s downstream business was completed on June 30, 2011, and all previously reported periods have been recast to reflect the downstream business as discontinued operations.
(b)	Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions, except as noted)	2011	2010	2011	2010
E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)
United States	72	57	75	57

Europe	87	110	99	98
Africa	39	79	49	81
Total International	126	189	148	179
Worldwide	198	246	223	236
Net Natural Gas Sales (mmcfd)
United States	315	334	341	343

Europe(c)	96	104	99	106
Africa	420	402	433	378
Total International	516	506	532	484
Worldwide	831	840	873	827
Total Worldwide Sales (mboepd)	337	386	368	374

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$99.51	$68.01	$92.76	$70.25

Europe	122.13	79.66	115.27	79.36
Africa	76.86	69.41	79.60	70.20
Total International	108.05	75.37	103.51	75.20
Worldwide	$104.93	$73.68	$99.89	$74.00

Natural Gas (per mcf)
United States	$5.08	$4.41	$5.12	$4.96

Europe	10.05	5.92	10.18	6.05
Africa(e)	0.25	0.25	0.25	0.25
Total International	2.06	1.41	2.09	1.52
Worldwide	$3.21	$2.61	$3.28	$2.95

OSM Operating Statistics
Net Synthetic Crude Sales (mbpd) (f)	41	20	39	22
Synthetic Crude Average Realization (per bbl)(g)	$100.68	$65.11	$93.26	$69.94

IG Operating Statistics
Net Sales (mtpd) (h)
LNG	6,614	6,556	7,215	6,176
Methanol	1,243	1,135	1,281	1,147

(c)
Includes natural gas acquired for injection and subsequent resale of 13 mmcfd and 16 mmcfd for the second quarters of 2011 and 2010, and 14 mmcfd and 21 mmcfd for the first six months of 2011 and 2010.

(d)	Excludes gains and losses on derivative instruments.
(e)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees. Marathon Oil includes its share of Alba Plant LLC's income in the Exploration and Production segment and its share of AMPCO's and EGHoldings' income in the Integrated Gas segment.

(f)	Includes blendstocks.
(g)	Excludes gains and losses on derivative instruments.
(h)
Includes both consolidated sales volume and Marathon Oil’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.